CODE OF ETHICS

                  MERRILL LYNCH ASSET MANAGEMENT GROUP (MLAMG)
                         REGISTERED INVESTMENT COMPANIES
                          AND THEIR INVESTMENT ADVISERS
                            AND PRINCIPAL UNDERWRITER




Section 1 - Background

         This Code of Ethics is adopted under Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") and Rule 204-2(a) under the Investment Advisers Act of 1940 and has been approved by the Boards of Directors of each of the MLAMG funds.1 Except where noted, the Code applies to all MLAMG employees.

         Section 17(j) under the Investment Company Act of 1940 makes it unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 requires each Fund, investment adviser and principal underwriter to adopt a Code of Ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rule. The Rule also requires that reasonable diligence be used and procedures be instituted which are reasonably necessary to prevent violations of the Code of Ethics.

         On August 23, 1999, the SEC adopted amendments to Rule 17j-1 which require greater board oversight of personal trading practices, more complete reporting of employee securities trading and preclearance of employee purchases of initial public offerings and private placements. The amendments require, among other things, that MLAMG provide its fund boards annually a written report that (i) describes issues that arose during the previous year under the Code, including information about material code violations and sanctions imposed and
(ii) certifies to the board that MLAMG has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Section 2 - Statement of General Fiduciary Principles

         The Code of Ethics is based on the fundamental principle that MLAMG and its employees must put client interests first. As an investment adviser, MLAMG has fiduciary responsibilities to its clients, including the registered investment companies (the "Funds") for which it serves as investment adviser. Among MLAMG's fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal securities transactions in a manner which does not interfere or appear to interfere with any Fund transactions or otherwise take unfair advantage of their relationship to the Funds. All MLAMG employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an employee's fiduciary responsibilities to the Funds. Accordingly, all MLAMG employees must seek to avoid any actual or potential conflicts between their personal interest and the interest of the Funds. In sum, all MLAMG employees shall place the interest of the Funds before personal interests.
--------
1 As applicable herein, MLAMG includes all AMG investment advisory affiliates and the affiliated principal underwriter of investment companies registered under the 1940 Act.

Section 3 - Insider Trading Policy

         All MLAMG employees are subject to MLAMG's Insider Trading Policy, which is considered an integral part of this Code of Ethics. MLAMG's Insider Trading Policy, which is set forth in the MLAMG Code of Conduct, prohibits MLAMG employees from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. The policy also prohibits MLAMG employees from communicating to third parties any material nonpublic information about any security or issuer of securities. Additionally, no MLAMG employee may use inside information about MLAMG activities or the activities of any Merrill Lynch & Co., Inc. entity to benefit the Funds or to gain personal benefit. Any violation of MLAMG's Insider Trading Policy may result in sanctions, which could include termination of employment with MLAMG. (See Section 10--Sanctions).

Section 4 - Restrictions Relating to Securities Transactions

A.   General Trading Restrictions for all Employees

         The following restrictions apply to all MLAMG employees:

     1. Accounts. No employee, other than those employed by Mercury Asset Management International Ltd. ("MAMI"), may engage in personal securities transactions other than through an account maintained with Merrill Lynch, Pierce, Fenner & Smith Incorporated or another Merrill Lynch broker/dealer entity ("Merrill Lynch") unless written permission is obtained from the Compliance Director. Similarly, no MAMI employee may engage in personal securities transactions other than through an account maintained with Merrill Lynch or The Bank of New York Europe Limited ("BNYE") unless written permission is obtained from the Compliance Director.

     2. Accounts Include Family Members and Other Accounts. Accounts of employees include the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion.

     3. Preclearance. All employees must obtain approval from the Compliance Director or preclearance delegatee prior to entering any securities transaction (with the exception of exempted securities as listed in
          Section 5) in all accounts. Approval of a transaction, once given, is effective only for the business day on which approval was requested or until the employee discovers that the information provided at the time the transaction was approved is no longer accurate. Employees may preclear trades only in cases where they have a present intention to transact in the security for which preclearance is sought. It is MLAMG's view that it is not appropriate for an employee to obtain a general or open-ended preclearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not prohibit a price limit order, provided that the employee shall have a present intention to effect a transaction at such price. Consistent with the foregoing, an employee may not simultaneously request preclearance to buy and sell the same security.

     4. Restrictions on Purchases. No employee may purchase any security which at the time is being purchased, or to the employee's knowledge is being considered for purchase, by any Fund managed by MLAMG. This restriction, however, does not apply to personal trades of employees which coincide with trades by any MLAMG index fund.

     5. Restrictions on Sales. No employee may sell any security which at the time is actually being sold, or to the employee's knowledge is being considered for sale, by any Fund managed by MLAMG. This restriction, however, does not apply to personal trades of employees which coincide with trades by any MLAMG index fund.

     6. Restrictions on Related Securities. The restrictions and procedures applicable to the transactions in securities by employees set forth in this Code of Ethics shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold or being contemplated for purchase or sale during the relevant period by the Fund. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related security would be treated as if it were the underlying security for the purpose of the pre-clearance procedures described herein.

     7. Private Placements. Employee purchases and sales of "private placement" securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared directly with the Compliance Director or designee. No employee may engage in any such transaction unless the Compliance Director or his designee and the employee's senior manager have each previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of the Funds.

          If, after receiving the required approval, an employee has any material role in the subsequent consideration by any Fund of an investment in the same or affiliated issuer, the employee must disclose his or her interest in the private placement investment to the Compliance Director and the employee's department head. The decision to purchase securities of the issuer by a Fund must be independently reviewed and authorized by the employee's department head.

     8.   Initial  Public  Offerings.  As set forth in  Paragraph  A.3.  of this
          Section 4, the purchase by an employee of securities offered in an initial public offering must be precleared. As a matter of policy, employees will not be allowed to participate in so-called "hot" offerings as such term may be defined by Merrill Lynch or appropriate regulators.

     9. Prohibition on Short-Term Profits. Employees are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities occurring within 60 calendars days ("short-term profit"). This holding period also applies to all permitted options transactions; therefore, for example, an employee may not purchase or write an option if the option will expire in less than 60 days (unless the employee is buying or writing an option on a security that the employee has held more than 60 days). In determining short-term profits, all transactions within a 60-day period in all accounts related to the employee shall be netted regardless of an employee's intentions to do otherwise (e.g., tax or other trading strategies). Should an employee fail to preclear a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses related to the trade borne by the employee, and the employee would be required to disgorge the profit. Transactions not required to be precleared under Section 5 will not be subject to this prohibition.

B.   Additional Trading Restrictions for Decision-Making Employees

        The following additional restrictions apply to decision-making employees (i.e., employees who recommend or determine which securities transactions a Fund undertakes). The Compliance Department will retain and keep current a list of decision-making employees.

     1. Notification. A decision-making employee must notify the Compliance Department or preclearance designee of any intended transactions in a security for his or her own personal account which is owned or contemplated for purchase or sale by a Fund for which the employee has decision-making authority.

     2. Blackout Periods. A decision-making employee may not buy or sell a security within 7 calendar days either before or after a purchase or sale of the same or related security by a Fund or portfolio management group for which the employee has decision-making authority. For example, if a Fund trades a security on day 0, day 8 is the first day the manager, analyst or portfolio management group member of that Fund may trade the security for his or her own account.

     3. Establishing Positions Counter to Fund Positions. No decision-making employee may establish a long position in a personal account in a security if a Fund for which the employee is a decision-making employee holds a put option on such security (aside from a put purchased for hedging purposes where the fund holds the underlying security), has written a call option on such security, or otherwise maintains a position that would benefit from a decrease in the value of the underlying security (e.g., a short sale other than a short sale "against-the-box").

          No decision-making employee may purchase a put option or write a call option where a Fund for which such person has decision-making responsibilities holds a long position in the underlying security.

          No decision-making employee may short sell any security where a Fund for which the employee has decision-making authority holds a long position in the same security or where such Fund otherwise maintains a position in respect of which the Fund would benefit from an increase in the value of the security.

     4. Purchasing an Investment for a Fund that is a Personal Holding. A decision-making employee may not purchase an investment for a Fund that is also a personal holding of the employee or any other account covered by this Code of Ethics, or the value of which is materially linked to a personal holding, unless the decision-making employee has obtained prior approval from the employee's senior manager.

     5. Index Funds. The restrictions of this Section 4.B. do not apply to purchases and sales of securities by decision-making employees which coincide with trades by any MLAMG index fund.

C.       Trading Restrictions for Disinterested Directors of the MLAMG Funds

         The following restrictions apply only to disinterested directors of the MLAMG Funds (i.e., any director who is not an "interested person" of a MLAMG fund within the meaning of Section 2(a)(10) of the 1940 Act):

     1. Restrictions on Purchases. No disinterested director may purchase any security which, to the director's knowledge at the time, is being purchased or is being considered for purchase by any Fund managed by MLAMG.

     2. Restrictions on Sales. No disinterested director may sell any security which, to the director's knowledge at the time, is being sold or is being considered for sale by any Fund managed by MLAMG.

     3. Restrictions on Trades in Securities Related in Value. The restrictions applicable to the transactions in securities by disinterested directors shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by the Fund (see Section 4.A.6.).

Section 5 - Exempted Transactions/Securities

         MLAMG has determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 is designed to prevent; therefore, the restrictions set forth in Section 4 of this Code (including preclearance, prohibition on short-term profits and blackout periods) shall not apply.

         Exempted transactions/securities may not be executed/held in brokerage accounts maintained outside of Merrill Lynch.

         The reporting requirements listed in Section 6 of this Code, however, shall apply to the securities and transaction types set forth in paragraphs F-J of this section.

A. Purchases or sales in an account over which the employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee).

B.    Purchases or sales of direct obligations of the U.S. Government.

C. Purchases or sales of open-end investment companies (including money market funds), variable annuities and unit investment trusts. (However, unit investment trusts traded on a stock exchange (e.g., MITS, SPDRS, DIAMONDS, NASDAQ 100, etc.) must be precleared.)

D. Purchases or sales of bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

E. Merrill Lynch common stock which is purchased and sold within any Merrill Lynch employee benefit plan and stock purchased and sold through similar such employer-sponsored plans in which a spouse of a MLAMG employee may participate.

F. Purchases or sales which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without employee consultation, to meet a margin call not met by the employee).

G. Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

H. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

I. Purchases or sales of commodities, futures (including currency futures and futures on broad-based indices), options on futures and options on broad-based indices. (Currently, "broad-based indices" include only the S&P 100, S&P 500, FTSE 100 and Nikkei 225.)

J.    The receipt of a bona fide gift of securities.   (Donations of securities,
      however, require preclearance.)

Section 6 - Reporting by Employees

         The requirements of this Section 6 apply to all MLAMG employees. The requirements will also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion. The requirements do not apply to securities acquired for accounts over which the employee has no direct or indirect control or influence. All employees whose accounts are maintained at Merrill Lynch or BNYE are deemed to have automatically complied with the requirements of this Section 6 B. and C. as to reporting executed transactions and personal holdings. Transactions and holdings in such accounts are automatically reported to the Compliance Department through automated systems.

         Employees who have approved accounts outside of Merrill Lynch or BNYE are deemed to have complied with the requirements of this Section 6 B. and C. provided that the Compliance Department receives duplicate statements and confirmations directly from their brokers.

         Employees who effect reportable transactions outside of a brokerage account (e.g., optional purchases or sales through an automatic investment program directly with an issuer) will be deemed to have complied with this requirement by preclearing transactions with the Compliance Department and by reporting their holdings annually on the "Personal Securities Holdings" form, as required by the Compliance Department.

A. Initial Holdings Report. Each new MLAMG employee will be given a copy of this Code of Ethics upon commencement of employment. All new employees must disclose their personal securities holdings to the Compliance Department within 10 days of commencement of employment with MLAMG. (Similarly, securities holdings of all new related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee.) With respect to exempt securities referred to in
     Section 5 which do not require preclearance/reporting, employees must nonetheless initially report those exempt securities defined in Section 5.F.-J. (This reporting requirement does not apply to holdings that are the result of transactions in exempt securities as defined in Section 5.A.-E.) Initial holdings reports must identify the title, number of shares, and principal amount with respect to each security holding. Within 10 days of commencement of employment, each employee shall file an Acknowledgement stating that he or she has read and understands the provisions of the Code.

B. Records of Securities Transactions. All employees must preclear each securities transaction (with the exception of exempt transactions in Section 5) with the Compliance Department or preclearance designee. At the time of preclearance, the employee must provide a complete description of the security and the nature of the transaction. As indicated above, employees whose accounts are maintained at Merrill Lynch or BNYE or who provide monthly statements directly from their brokers/dealers are deemed to have automatically complied with the requirement to report executed transactions.

C. Annual Holdings Report. All employees must submit an annual holdings report reflecting holdings as of a date no more than 30 days before the report is submitted. As indicated above, employees whose accounts are maintained at Merrill Lynch or BNYE or who provide monthly statements directly from their brokers/dealers are deemed to have automatically complied with this requirement.

      With respect to exempt securities referred to in Section 5 which do not require preclearance/reporting, employees must nonetheless annually report the holdings of those exempt securities that are defined in Section 5.F.-J. (This reporting requirement, however, does not apply to exempt securities as defined in Section 5.A.-E.)

D. Annual Certification of Compliance. All MLAMG employees must certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

E. Review of Transactions and Holdings Reports. All transactions reports and holdings reports will be reviewed by appropriate management or compliance personnel according to procedures established by the Compliance Department.

Section 7 - Reporting by Disinterested Directors of MLAMG Funds

         A disinterested director of a Fund need only report a transaction in a security if the director, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties of a director of such Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, the security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund. In reporting such transactions, disinterested directors must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer through which the transaction was effected.

         As indicated in Section 6.D. for MLAMG employees, disinterested directors are similarly required to certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise reported to the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

Section 8 - Approval and Review by Boards of Directors

         The Board of Directors of each MLAMG Fund, including a majority of directors who are disinterested directors, must approve this Code of Ethics. Additionally, any material changes to this Code must be approved by the Board of Directors within six months after adoption of any material change. The Board of Directors must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board of Directors must receive a certification from the Fund, the Investment Adviser or Principal Underwriter that it has adopted procedures reasonably necessary to prevent employees from violating the Code of Ethics.

Section 9 - Review of MLAMG Annual Report

         At least annually, the Fund, the Investment Adviser and the Principal Underwriter must furnish to the Fund's Board of Directors, and the Board of Directors must consider, a written report that (1) describes any issues arising under this Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations and (2) certifies that the Fund, Investment Adviser and Principal Underwriter have adopted procedures reasonably necessary to prevent employees from violating this Code of Ethics.

Section 10 - Sanctions

         Potential violations of the Code of Ethics must be brought to the attention of the Compliance Director or his designee and are investigated. Upon completion of the investigation, if necessary, the matter will be reviewed by the Code of Ethics Review Committee and the employee's senior manager. The Code of Ethics Review Committee will make a determination as to whether any sanction should be imposed. Sanctions will include, but are not limited to, a letter of caution or warning, reversal of a trade, fine or other monetary penalty, disgorgement of a profit or absorption of costs associated with a trade, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.


Section 11 - Exceptions

         An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the employee to the Code of Ethics Review Committee that such employee would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a transaction in a security, a change in the employee's investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

                         MERRILL LYNCH ASSET MANAGEMENT
                     EMPLOYEE CODE OF ETHICS AND GUIDELINES
                  RELATING TO EMPLOYEE SECURITIES TRANSACTIONS


I.     Statement of General Fiduciary Principles

              The Employee  Code of Ethics and  Guidelines  Relating to Employee
         Securities Transactions are based on the principle that the officers, directors and employees of Merrill Lynch Asset Management and certain of its Merrill Lynch Asset Management Group ("AMG") advisory affiliates and operating business units, including Fund Asset Management, L.P., Merrill Lynch Asset Management U.K. Limited, Merrill Lynch (Suisse) Investment Management S.A., Merrill Lynch Global Asset Management Limited, Merrill Lynch Asset Management (Hong Kong) Limited, Hotchkis and Wiley, Merrill Lynch Quantitative Advisers, Mercury Asset Management Advisers and Princeton Funds Distributor, Inc., hereinafter collectively referred to as "MLAM," owe a fiduciary duty to, among others, the shareholders of the MLAM-advised funds and the private clients whose assets are managed by MLAM, to conduct their personal securities transactions in a manner which does not interfere with fund or private account transactions or otherwise take unfair advantage of their relationship to the funds or private clients. All MLAM employees must adhere to this general principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not automatically insulate from scrutiny transactions which show a pattern of compromise or abuse of the individual's fiduciary duties to the funds or private clients. Accordingly, all MLAM employees must seek to avoid any actual or potential conflicts between their personal interest and the interests of our clients. In sum, all MLAM employees shall place the interests of our clients before our personal interests.

              A description of the policies, procedures and restrictions relating to MLAM employee securities transactions, including the MLAM employee Code of Ethics, follows. Every employee must read and retain this policy statement and Code of Ethics. Once you have read this policy statement, sign the attached acknowledgment and return it to Jerry Weiss, MLAM Compliance Director. If you have questions regarding either the policy or procedures now or in the future, please feel free to call Jerry Weiss at 609-282-1727.

II.    Non-Public Information

       A.     Policy Overview

                    Federal and state  securities laws and regulations  prohibit engaging in securities transactions on the basis of material inside information and the dissemination of such information to others who might make use of that knowledge to trade the securities. In addition, these laws and regulations restrict certain MLAM employee transactions in securities while an affiliate, such as Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S), is engaged in a public distribution of those securities, and to ensure that client interests take priority while MLAM is trading on behalf of clients.

                    Violations   of  these   securities   laws  and   regulatory
              requirements could result in the employee involved and MLAM being subject to monetary liability, including treble damages and disgorgement of profits, as well as fines up to three times the profit gained or loss avoided--regardless of whether the employee or MLAM profited--and jail sentences. In addition, any violation of the procedures described in this statement may result in sanctions by MLAM, including dismissal of the persons involved. Accordingly, securities transactions in the accounts of MLAM personnel are reviewed and occasionally restricted to prevent any conflicts of interest or misuse of confidential information.

       B.     Use of Information

                    No MLAM employee may use his or her position or knowledge of
              MLAM activities or the activities of any Merrill Lynch & Co., Inc. (Merrill Lynch) entity on behalf of clients or to gain personal benefit. MLAM traders, research assistants, portfolio managers and many others often have advance knowledge of MLAM activities. Such persons may not trade in their own accounts or in the accounts of clients on the basis of that knowledge.

                    In addition,  non-public  information  of a material  nature relating to any other issuer may not be acted upon by an employee for his or her own benefit or for the benefit of others, including MLAM funds and clients.

                    Further, non-public information about Merrill Lynch, MLAM or any other issuer may not be disclosed to anyone except as permitted herein.

                    Non-public  or "Inside  Information,"  for  purposes of this statement is information relating to any issuer or its securities which would be material to a reasonable investor in deciding whether he should buy, sell or hold securities of the issuer or which would be likely to have substantial market impact and which has not been made generally available to the public by press release, report to security holders, or otherwise. Without limiting the foregoing, for purposes of these Guidelines, non-public information regarding an issuer will be deemed to include actual advance knowledge of MLAM activities with respect to such issuer, such as a recommendation to add or delete a security from the MLAM Private Portfolio Group Investment List, or the present consideration of the purchase or sale of a security by a fund or private account.

                    Information  should be presumed  "material" if it relates to such matters including, but not limited to, dividend increases or decreases, earnings estimates, changes in previously released estimates, changes in credit ratings, significant expansion or curtailment of operations, or significant increases or decline of orders, significant new products or discoveries, extraordinary borrowings, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, mergers and acquisitions, etc.

                    In   addition,   "material"   information   may  not  relate
              specifically to a company's business. For example, information about the contents of a forthcoming newspaper column or magazine article, such as the dates that reports on various companies would appear in a column or article and whether those reports would be favorable or not has been found to be information that would affect the market price of a security.

                    Information  received  about a company  under  circumstances which indicate that it is not yet in general circulation and that such information may be attributable directly to the company (or its insiders) should generally be deemed to be non-public information. As a rule, one should be able to point to some fact to show that the information has been broadly disseminated and is generally available; for example, its announcement on or by more than one of the following sources: Dow Jones tape, Reuters, The Wall Street Journal, The New York Times, trade publication, etc. It should be emphasized that information received from an inside source must not be treated simply as rumor but must be treated as non-public information in accordance with these guidelines.

                    The above  guidelines  are  general  in  nature  and are not intended to address all situations which may arise involving "inside information." Any questions as to whether information is either material or non-public, should be referred to the AMG General Counsel or Compliance Director.

       C.     Handling Non-Public Information

                    If any MLAM employee  receives any  information  which he or she believes may be non-public and material, the recipient of such information should report it to the Department Manager or his alternate AND the Compliance Director or General Counsel, together with the source thereof and the fact that it is non-public. No MLAM employee who believes that he or she may possess non-public information may trade in securities of the issuer involved or disclose such information or make any other use thereof without the permission of the General Counsel or Compliance Director. All MLAM employees have an obligation to clients to avoid engaging in transactions on the basis of material non-public information in their possession, and are expressly prohibited from doing so.

                    To avoid dissemination, non-public information should not be put in writing, whether for use within MLAM or otherwise, without the approval of the General Counsel or Compliance Director.

                    In  addition,  care  should  be taken to  secure  non-public information. For example, files containing non-public information should be locked and access to computer files restricted.


III.   Compliance Procedures

       A.     Overview

                    The following  procedures are general procedures  applicable to all MLAM employees regardless of their areas of responsibility at MLAM. In addition to the procedures described below, certain employees engaged in activities that give rise to specific compliance concerns may be required to comply with additional procedures designed to address those concerns.

                    It is noted that the  following  procedures  are intended to prevent fraudulent and manipulative personal trading practices where an employee would put his or her own pecuniary interests before the interests of MLAM's clients. Notwithstanding the foregoing, it is not per se illegal or fraudulent for an employee to invest client assets in securities already owned by such employees. A violation of fiduciary duty would occur where the client's assets are invested for the purpose of enhancing the value of the securities owned by such employees and not solely for the benefit of the client.

       B.     Brokerage Accounts

                    No  MLAM   employee   may  engage  in  personal   securities
              transactions other than through an account maintained with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") unless (i) written permission is obtained from the MLAM General Counsel or Compliance Director or (ii) the transaction involves a security not required to be pre-cleared as set forth hereinbelow. For this purpose, an account is identified as any arrangement by which securities may be purchased or sold. This includes transactions made through any bank or financial institution, broker or dealer, issuer or agent. The accounts of MLAM employees include the accounts of their spouses, dependent relatives, dependent members of the same household, trustee and custodial accounts or any other account in which they have a financial interest or over which they have investment discretion. Transactions in all such accounts are subject to the procedures described herein.

              1.    Disclosure of Employee Interest

                           All MLAM  employees  must disclose  their  beneficial
                    ownership interests in any securities account. The interest of the employees must be noted clearly in the title of the account and the social security number (or other personal identifier) assigned to the account must be reported or shall have been reported to Merrill Lynch and MLAM Compliance Departments. Every MLAM employee will be required to disclose any direct or indirect beneficial ownership interest in any security not otherwise maintained in a Merrill Lynch securities account (other than those types of securities a transaction in which would not be required to be pre-cleared as set forth in Section III.C.1 b, c, d, e, and g, below; i.e., ownership of open end mutual funds, bank certificates of deposits, U.S. Government securities, and stock acquired through employee stock purchase plans need not be reported) upon commencement of employment, and thereafter on an annual basis (irrespective of trading activity). For example, securities acquired in private transactions, directly from an issuer or by gift and held outside of the employee's Merrill Lynch securities account would be required to be disclosed in an initial report and thereafter in an annual report. Furthermore, the acquisition or disposition of such securities must be pre-cleared and/or reported, in accordance with the procedures described below.

              2.    Duplicate Confirms and Monthly Statements

                           If an  employee  has  received  approval  to  hold  a
                    securities account away from Merrill Lynch, then the employee must instruct his or her financial consultant to send duplicate trade confirmations and monthly statements to the MLAM Compliance Director.

              3.    Merrill Lynch Employee Margin Accounts

                           Employee  margin  accounts  are  subject  to  certain
                    conditions, including minimum equity requirements, the meeting of Regulation T and maintenance calls, account documentation requirements, account review procedures, and restrictions resulting from Regulation T violations. Please see the Merrill Lynch Policy Manual for more complete information.

       C.     Preclearance Procedures

                          All employees must obtain approval from the Compliance
                     Director or delegatee in the Legal Advisory Department prior to entering into any securities transactions (buys or sells). (For purposes of these procedures, indexes, options on indexes, index products, futures and currencies are deemed a "security".)

                    The following securities transactions, however, are exempted from the procedures:

                    a. Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program. This exception does not apply to optional cash purchases which must be precleared.

                    b. Open-end investment companies, including money market funds, purchased or sold directly through the fund's transfer agent or a Merrill Lynch brokerage account. (Employees may not purchase or sell open-end investment companies through a non-Merrill Lynch brokerage account.)

                    c. Variable annuities and unit investment trusts. (However, UIT's sold on a stock exchange must be precleared (e.g. MITS, SPDRS, DIAMONDS, NASDAQ100, etc.).)

                    d. Bank certificates of deposits purchased directly from a bank. (Employees may not purchase or sell certificates of deposit or other securities through a bank brokerage account.)

                    e. U.S. Treasury bills, notes and bonds and obligations issued by GNMA purchased directly from the U.S.
                         Government  or  through  a  Merrill   Lynch   brokerage
                         account.

                    f. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

                    g. Merrill Lynch common stock transactions (buys or sells) that are effected in any Merrill Lynch employee benefit plan account (e.g., ESPP, 401(k) and RAP). (This exemption does not apply to transactions in Merrill Lynch common stock effected in non-employee benefit plan accounts (e.g., cash, CMA or IRA accounts).)

                         Also exempted from preclearance is stock purchased and sold through similar such employer-sponsored stock purchase plans or other employee benefit plans in which a spouse of an employee may participate.

                    h.   Purchases   or   sales   of   securities    which   are
                         non-volitional on the part of the employee (i.e., automatic exercises or bona fide margin calls).

               2. Purchases or sales of securities directly to or from the issuer (such as through an issuer direct stock purchase program) must be precleared. With respect to such acquisitions or dispositions, it shall be the responsibility of the employee to report to the Compliance Director all such transactions upon their consummation so that MLAM Compliance can maintain a current record of such transactions. In addition, as set forth above in Section III.B.I., all MLAM employees shall be required to report annually all securities acquired in an issuer transaction (other than those types of securities a transaction in which would not otherwise be required to be pre-cleared in accordance with III.C.1b, c, d, e, f, and g, above) during the preceding 12-month period.

               3. Purchases and sales of "private placement" securities (including all private equity partnerships, hedge funds, limited partnerships or venture capital funds) must be precleared directly with the Compliance Director of MLAM. No employee may engage in any such transaction unless the Compliance Director of MLAM has previously determined that the contemplated investment does not involve any potential for conflict with MLAM's investment activities for its clients.

               4. Employees may pre-clear trades only in cases where they have a present intention to transact in the security for which pre-clearance is sought. It is MLAM's view that it is not appropriate for an employee to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not proscribe a price limit order, provided the employee shall have a present intention to effect a transaction at such price. Consistent with the foregoing, an employee may not simultaneously request preclearance to buy and sell the same security.

               5. Pre-clearance of a trade shall be valid and in effect only for the business day in which pre-clearance is made; provided, however, that a pre-clearance expires upon an employee becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to compliance personnel. Accordingly, if an employee becomes aware of new or changed facts or circumstances which gives rise to a question as to whether pre-clearance could be obtained if compliance personnel were aware of such facts or circumstances, the employee shall be required to so advise compliance personnel before proceeding with such transaction.

               6. All decision-making persons (as defined below) must inform the Compliance Director or delegatee at the time approval is sought if the security involved is a security owned by the fund or funds for which such employee acts as a decision-making person.

               7.   Private account managers,  including Private Portfolio Group
                    (PPG) portfolio managers, must inform the Compliance Director or delegatee at the time pre-clearance approval is sought if the security is held by any client in an account managed by the employee.

               8. PPG Portfolio Managers, their assistants, members of the Investment Committee and managers of PPG who wish to purchase or sell for their personal accounts a security which appears on the MLAM Investment List must obtain the prior approval of the PPG Department Manager or his designees and the Compliance Director.

               9. On each business day, MLAM compliance personnel shall furnish to those employees who effected securities transactions the pre-clearance forms completed on their behalf on the prior business day along with a memorandum stating that the attached pre-clearance forms were prepared on the basis of representations made by the employee. The employee shall be required to review such form and immediately contact compliance personnel if any of the information thereon is inaccurate or otherwise inconsistent with what the employee believes he or she represented to MLAM compliance personnel.


       D.  General Trading Restrictions

           1.     Blackout Periods

                    a. Non-decisionmaking employees. No employee may purchase any security which at the time is being purchased or to his or her knowledge is being considered for purchase by any MLAM fund or private account or within 30 days following addition to the PPG Investment List. No employee may sell any security which at the time is being sold or to his or her knowledge is being considered for sale by any MLAM fund or private account or within 30 days following deletion from the PPG Investment List.

                    b. Decision-making employees. (For the purposes of this policy statement, a decision-making person is a person who recommends or determines which securities transactions a MLAM fund or private account will undertake).

                           No decision-making employee may purchase or sell a security under the circumstances in which non-decisionmaking persons are prohibited from doing so, as described above.

                           No decision-making employee may sell a security until at least 30 days after the fund or private account for which the employee has decision-making authority has completed purchasing such security. Similarly, no decision-making employee may sell a security until at least 7 days after the fund or private account for which the employee has decision-making authority has completed selling such security.

                           No decision-making employee may purchase a security until at least 15 days after the fund or private account for which the employee has decision-making authority has completed purchasing such security. There shall be no exceptions to this prohibition.

                           No decision-making employee may purchase a security until at least 30 days after the fund or private account for which the employee has decision-making authority has completed selling such security. There shall be no exceptions to this prohibition.

              2.    Short-Term Trading

                           All employees  shall be prohibited  from profiting on
                    any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities occurring within 60 calendar days ("short-term profit"). In determining short-term profits, all transactions within a 60-day period in all accounts related to the employee shall be netted regardless of an employee's intentions to do otherwise (i.e., tax or other trading strategies).

                           In  carrying  out this  policy,  any trade that would
                    cause a short-term profit will not receive pre-clearance authorization by MLAM Legal Advisory. Should an employee fail to pre-clear a trade that results in a short-term profit, then the trade would be subject to reversal (i.e., "busted") with all costs and expenses related thereto to be borne by such employee. Any profits on trades within the prescribed period shall result in disgorgement of all profits.

                           In light of the foregoing restrictions, employees are
                    cautioned  that  transactions in options may be particularly problematic.

                           Transactions  not  required to be  pre-cleared  under
                    III.c.1 hereof will not be subject to this prohibition.

              3.  Initial Public Offerings

                  Inasmuch as MLAM is an affiliate of a registered broker-dealer, its employees are subject to the free-riding and withholding prohibitions of the National Association of Securities Dealers, Inc. which restrict the instances in which an employee of a broker-dealer (or an employee of an affiliate of a broker-dealer, such as a MLAM employee) would be permitted to participate in an initial public offering. In the event an employee were to participate in a so called "hot" issue, such trade would be subject to reversal (i.e., "busted") with all costs and expenses related thereto to be borne by such employee.

              4. Trading Securities for client Accounts that are also Personal Holdings of the Portfolio Manager

                  A portfolio manager may not purchase an investment for a client account that is also a personal holding of the portfolio manager (or any account controlled by the portfolio manager or a dependent relative or spouse of the portfolio manager), or the value of which is materially linked to a personal holding, unless the portfolio manager has obtained prior approval from the Senior Vice President of MLAM responsible for supervising the portfolio manager. The Senior Vice President may grant such approval upon determining that the investment for the client account is a suitable investment for that account. The Senior Vice President will be required to submit an approval from the Compliance Department.

                  This policy applies to the lead portfolio manager and any associate portfolio manager assigned to any fund advised by MLAM (including H&W) or any separate account advised by H&W.

              5. Transactions in Convertible Securities, Options, Warrants and Short Sales

                    a. The restrictions and procedures applicable to the transactions in securities by decision-making and non-decisionmaking employees set forth above shall similarly apply to securities whose value or return is related, in whole or in part, to the value or return of a security purchased or sold during the relevant period by the fund or private account for which the employee has decision-making authority or to the value or return of a security which at the time is presently being purchased or sold by any fund or private account. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock would be considered related to the underlying common stock for purposes of this policy. In sum, the related security would be treated as if it were the underlying security for the purpose of the foregoing pre-clearance procedures. Accordingly, MLAM employees should be aware of the fact that if an option transaction cannot be pre-cleared for a particular period of time (in accordance with MLAM's procedures), it is possible that an employee could be required to hold an option until the expiration date at which point the employee may automatically receive whatever option value (if any) remains.

                    b. No decision-making employee may purchase a put option or write a call option where a fund or a private account in respect of which such employee has decision-making responsibilities holds a long position in the underlying security.

                    c. No decision-making employee may establish a long position in a personal account in a security if a fund or private account for which such employee has decision-making responsibilities holds a put option on such security (aside from a put purchased for hedging purposes where the fund or private account holds the underlying security), has written a call option on such security, or otherwise maintains a position that would benefit from a decrease in the value of the underlying security (e.g., a short sale other than a short sale "against-the-box").

                    d. No decision-making employee may short sell any security where a fund or private account for which the employee has decision-making responsibilities holds a long position in the same security or where such fund or private account otherwise maintains a position in respect of which the fund or private account would benefit from an increase in the value of the security.

              6.    MLAM Closed-End Funds

                           Employees who serve as portfolio managers,  analysts,
                    accountants or attorneys on behalf of a MLAM-advised closed-end fund who wish to purchase or sell for their personal accounts shares in such fund must obtain the prior approval of such employee's Department Manager and the Compliance Director.

                           Officers of  closed-end  funds are subject to Section
                    16(b) of the Securities Exchange Act of 1934, as amended, which prohibits officers from "short-swing" profits (profits realized on the purchase and sale, or sale and subsequent purchase, of the closed-end fund shares within a period of six months).

       E.     Merrill Lynch Trading Restrictions

                  MLAM  employees  are subject to the  following  Merrill  Lynch trading restrictions on their personal securities transactions:

              1.    General Restrictions

                           General restrictions  relating to personal securities
                    transactions include, but are not limited to, settlement date restrictions; prohibitions on transfer of funds between clients' accounts and employees accounts; excessive activity; timing of transactions to precede orders placed for a fund or client; and prohibition on memberships in investment clubs. Please see the Merrill Lynch Policy Manual for more complete information.

              2.    "24 Hour Rule" and Restricted List

                    a. 24 Hour Rule. No employee may purchase or sell securities on Merrill Lynch's 24-hour list for their own account or for accounts in which they have a direct or indirect interest such as spouse, children or dependent relative. Employees may purchase or sell such securities on behalf of MLAM clients.

                    b. Restricted list. No employee may purchase for their own account, for an account in which they have an interest, or for any account over which they have investment discretion (including, under certain circumstances, investment companies and private accounts) any security contained on the Merrill Lynch Restricted List.

       F.     Trading in Merrill Lynch Stock and Options on Such Stock

              1. Opinion on Merrill Lynch Stock. No employee may give an opinion or make any comment which could be deemed to induce any person to buy, sell or hold Merrill Lynch stock. No employee may provide any person with any material or direct to any person any correspondence which could be deemed to induce interest in buying, selling or holding Merrill Lynch stock or options even if the request for such material is initiated by a client. No employee may purchase Merrill Lynch stock in any discretionary client account.

              2. General. Employees are permitted to purchase and sell for their own account Merrill Lynch debt securities, convertible debt securities and equity securities, but they may not engage in short sales (other than short sales against the box).

              3. Options. Employees may engage only in the following listed options transactions on Merrill Lynch common stock:

                    a. Employees may write call options on Merrill Lynch common stock only if the call options are fully covered by a position in Merrill Lynch stock held by that employee in an MLPF&S account (see below for information on the use of book value shares for options transactions);

                    b. Employees may purchase put options on Merrill Lynch common stock only if there is sufficient Merrill Lynch stock in the employee's account to meet any exercise;

                    c. Employees may write put options on Merrill Lynch common stock; and

                    d. Employees may close out any positions established under (a) through (c), above.

                    e.     Prohibitions.   Employees  are  prohibited  from  the
                           following  options   transactions  in  Merrill  Lynch
                           stock:

                           1)  writing naked calls;

                           2)  buying calls; and

                           3)  long  and  short  options   combinations   (e.g.,
                              straddles and spreads).

                    f. 24 Hour Rule. Any 24-hour restriction on Merrill Lynch stock also applies to transactions in Merrill Lynch options during the same period. Transactions in either Merrill Lynch options or common stock are also subject to restrictions applicable to the trading of securities based on inside information discussed above.

              4. Margin Accounts. Eligible employees are permitted to margin or use as collateral Merrill Lynch securities to the same extent as other Merrill Lynch customers.

              5. Use of Book Value Shares for Options Transactions. Employees may write call options or purchase put options against Merrill Lynch Book Value Shares only to the extent of the number of freely transferable shares for which the Book Value Shares are exchangeable. The Corporate Secretary's Office can advise officers and employees of exchange ratios on various issues of Book Value Shares.


              6.    Special Prohibitions Applicable to Restricted Persons

                          Employees  who have been  specifically  designated  by
                    Merrill Lynch as "Restricted Persons" are subject to special restrictions with respect to all transactions in the common stock or securities convertible into the common stock of Merrill Lynch. Before engaging in any transaction in Merrill Lynch securities, such persons must notify and receive written approval from the Compliance Director and the ML Corporate Secretary.

       G.     Outside Business Activities, Service as  a  Director,  and  Public
              Office

                          Consistent  with the  provisions  of the Merrill Lynch
                    Policy Manual, no MLAM employee may engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of MLAM, ML or their affiliates. Similarly, no such outside business activities may be inconsistent with the interests of the funds and private accounts managed by MLAM. It is the policy of Merrill Lynch that no employee may serve as a director of a public company, except with the prior approval of the Merrill Lynch Executive Committee. Service as a director of a private company by a MLAM employee is permissible with the prior approval of the President of MLAM or the MLAM Compliance Director. Any employee seeking to hold any public office must receive prior approval from the President of MLAM or the MLAM Compliance Director. Public office means any Federal, state or local government office, whether elected or appointed.

        H.     Gifts, Gratuities, and Other Payments

               1.   Acceptance of Gifts

                          Consistent   with  Merrill  Lynch  policy,   employees
                    (including members of their families) may not, directly or indirectly, take, accept, or receive bonuses, fees, commissions, gifts, gratuities, excessive entertainment, or any similar form of consideration, of other than nominal value, from any person, firm, corporation, or association with which MLAM or its affiliates, or the funds managed by MLAM does or seeks to do business. An employee may accept unsolicited gifts provided that the fair market value is less than $50 and receipt of the gift is immediately reported to the employee's supervisor.

                           Additionally,  it is MLAM policy that employees shall
                  not, directly or indirectly, accept payment of travel or lodging expenses by any of the foregoing third parties in conjunction with an employee's attendance at seminars, meetings, conferences, and other similar events, without prior approval of the employee's supervisor AND the Compliance Director or General Counsel.

                   2. Giving of Gifts

                          Consistent  with  Merrill  Lynch  policy,  it is  MLAM
                    policy to generally refrain from giving gifts or gratuities. Any requests for exceptions to this policy should be directed to the MLAM General Counsel or Compliance Director. Requests should be in writing and should include the name, position and organization of the proposed recipient, and the nature and dollar value of the gift and the reason for the gift. Approval may normally be considered only if the proposed gift is in the form of merchandise of a fair market value of $50 or less. It is expected that the selection of the proposed recipients and gifts will be governed by good taste and judgment and will be consistent with the relationship between MLAM and the recipient's organizations.

         I.   Exceptions

                  An  exception  to any of the  policies set forth herein may be granted only upon a showing by the employee to a committee comprised of the President, Executive Vice President, General Counsel and Compliance Director of MLAM that such employee would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a transaction in a security, a change in the employee's investment objectives or special new investment opportunities would not constitute acceptable reasons for a waiver.

         J.   Annual Certification

                  Employees shall be required to certify annually that they have read and understand these guidelines and recognize that they are subject to them. Further, employees shall be required to certify annually that they have complied with the requirements of these guidelines (except to the extent they have been specifically notified by MLAM Legal Advisory that they have not complied with certain of such requirements).